MODIFICATION AGREEMENT

       This Modification Agreement (the "Agreement") is made and entered into as of this ___ day of May, 1996 by and between Sundance Associates II, LTD ("Borrower") and Krupp Insured Plus - III Limited Partnership ("KIP").

                              W I T N E S S E T H:

       WHEREAS, the Borrower has obtained from Krupp Mortgage Corporation, now known as Berkshire Mortgage Finance Corporation (the "First Mortgagee"), a loan in the original amount of Seven Million Four Hundred Thousand Dollars ($7,400,000) (the "First Mortgage Loan").

       WHEREAS, the First Mortgage Loan was made with respect to Sundance Village Apartments, Phase II (the "Project") located in Miami, Florida upon certain real property more particularly described in Exhibit A attached hereto and the terms of the following First Mortgage Loan documents:

           A. The First Mortgage Loan is evidenced by a certain Mortgage Note (the "First Mortgage Note") dated July 26, 1989 from the Borrower to the First Mortgagee in the original principal sum of $7,400,000; and

           B. The repayment of the indebtedness evidenced by the First Mortgage Note is secured by, among other things, (a) a Mortgage dated July 26, 1989 and recorded in the Official Records Book of Dade County, Florida in Book 14194, Page 1906 (the "First Mortgage"); and (b) a Regulatory Agreement dated July 26, 1989 and recorded in the Official Records Book of Dade County, Florida in Book 14194, Page 1918 (the "Regulatory Agreement"). (The First Mortgage Note, First Mortgage and the Regulatory Agreement are collectively referred to as the "First Mortgage Loan Documents".)

       WHEREAS, the First Mortgage Loan is coinsured by the First Mortgagee and the Secretary of Housing and Urban Development ("HUD"), as of July 26, 1989 ("HUD Endorsement"), under Section 221(d) (4) pursuant to Section 244 of the National Housing Act. Accordingly, the First Mortgage Loan is subject to the regulations and requirements of HUD.

       WHEREAS, the First Mortgagee obtained the funding for the First Mortgage Loan through the sale to KIP of a Government National Mortgage Association Mortgaged Backed Security (the "GNMA MBS") as evidenced by the GNMA Purchase Agreement dated July 26, 1989. The interest rates on the First Mortgage Loan and the GNMA MBS were below prevailing rates for comparable loans and securities, and the lower interest rates inured to the benefit of the Borrower. KIP was unwilling to acquire the GNMA MBS unless the Borrower agreed to pay additional interest to KIP through a participation arrangement.

       WHEREAS, the Borrower agreed to pay additional interest to KIP pursuant to a subordinated promissory note (the "Subordinated Note") made by the Borrower in favor of KIP which is secured by a subordinated multifamily mortgage (the "Subordinated Mortgage") dated July 26, 1989 and recorded in the Official Records Book of Dade County, Florida in Book 14196, Page 2627 (collectively, the Subordinated Loan Documents").



   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   1

       WHEREAS, the Project has experienced financial difficulties and Borrower has requested assistance from KIP in regards to the Borrower's obligations under the First Mortgage Loan Documents and the Subordinated Loan Documents.

       WHEREAS,  the Borrower and  KIP have agreed to  modify the Subordinated
  Note in certain respects based on KIP's willingness to provide the financial assistance described herein. The Borrower and KIP have reached an agreement to the terms and conditions of which agreement are set forth below.

       WHEREAS,  the Borrower and  KIP have agreed to  modify the Subordinated
  Note in certain respects to clarify the intent of the parties as to the manner in which certain participation payments are to be calculated and made by Borrower to KIP under this Modification Agreement. The Borrower and KIP have reached an agreement to the terms and conditions of which agreement are set forth below.

       NOW, THEREFORE, in consideration of the foregoing and one dollar and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, Borrower and KIP hereby agree as follows:

  I. KIP Funding. Borrower shall continue to make full monthly debt service payments in accordance with the First Mortgage Note. Upon receipt of the full monthly payment then due, commencing with the payment due June 1, 1996 and continuing until the principal balance of the First Mortgage Loan is paid in full, KIP agrees to rebate to the Borrower an amount equal to 1/12 of 1% per annum of the then-outstanding principal balance.

  II. Waiver of Prepayment Penalties. The First Mortgage Note stipulates that the Borrower must pay a penalty to exercise its right to prepay the debt evidenced by the First Mortgage Note under specified conditions: a penalty equal to 9% of the original principal amount for a prepayment that occurs during the sixth, seventh, eighth or ninth year from the HUD Endorsement (July 26, 1994 through July 25, 1998) and a penalty equal to 1% of the original principal amount for a prepayment that occurs during the tenth year from the HUD Endorsement (July 26, 1998 through July 25, 1999). Under the GNMA Purchase Agreement, any prepayment penalties imposed under the First Mortgage Note are for the benefit of KIP. KIP hereby waives its right to collect a prepayment penalty if the Borrower exercises its right to prepay the First Mortgage Loan in full prior to July 25, 1999 as a result of a Sale of the Project or a Refinancing of the Project.

  III.     Substitution  of  Shared  Participation  for  Additional  Interest.
  Section 1, Payment of Additional Interest, appearing on pages two, three, four and five of the Subordinated Note, is hereby deleted in its entirety. The following is substituted in lieu thereof:

  1. Payment of Shared Participation. The Borrower covenants and agrees to pay KIP "Shared Participation" which shall mean and include "Shared Cash Participation" and "Shared Appreciation Participation".

       A. "Shared Cash Participation" shall mean twenty-five percent (25%) of all Surplus Cash generated by the Project, as that term is defined in the Regulatory Agreement. Shared Cash Participation shall be deemed earned by KIP in years in which the Project generates Surplus Cash as calculated


   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   2
  under the Regulatory Agreement definition of Surplus Cash. Such Shared Cash Participation shall be deemed earned beginning with the calculation for the fiscal year ending December 31, 1997 and for each fiscal year thereafter until the entire principal balance of the First Mortgage Loan has been paid. All Shared Cash Participation is due and payable to KIP within 120 days of the end of the fiscal year in which there is Surplus Cash and Surplus Cash may only be distributed at the end of a fiscal year.

       B.  "Shared Appreciation Participation" shall mean the following.

           (i) In the event of a Sale of the Project, Borrower shall pay KIP twenty-five percent ( 25%) of the "Net Sale Proceeds." Net Sale Proceeds shall mean all consideration paid in connection with a Sale of the Project or a beneficial interest in the Project or the Borrower whether direct or indirect less

               (a) prorations  and  selling  expenses,  including   reasonable
                   independent third party brokers' commissions, title searches, survey costs, recording costs, escrowed charges, transfer taxes and reasonable attorneys' fees incurred by the Borrower in connection with the Sale;
               (b) the unpaid  principal balance  of the  First Mortgage  Loan and all accrued and unpaid interest thereon;
               (c) accrued and  unpaid management fees due the Borrower or any
                   Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement; and
               (d) accrued and unpaid  operating advances due the  Borrower or any Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement.

                All Shared Appreciation Participation under this Section III, Paragraph B(i) shall be due and payable to KIP on the date of the Sale of the Project.

           (ii) In the event of a Refinancing of the Project, Borrower shall pay KIP either twenty-five percent ( 25%) of the "Net Refinancing Proceeds" or a payment equal to 1% of the then-outstanding First Mortgage Loan principal balance at the time of the Refinancing, whichever is greater. A Refinancing of the Project shall mean the payment in full of the First Mortgage Loan prior to the Maturity Date under the First Mortgage Loan Documents from the proceeds of a loan or loans secured by the Property or loans secured by a pledge of any beneficial interest in the Project or the Borrower. Net Refinancing Proceeds shall mean the difference between the new debt placed on the Project as a result of such a Refinancing less

               (a) the unpaid  principal balance  of the  First Mortgage  Loan and all accrued and unpaid interest thereon;
               (b) usual and reasonable costs to obtain the new debt; and
               (c) accrued and unpaid management fees due the  Borrower or any
                   Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement; and
               (d) accrued and unpaid  operating advances due the  Borrower or any Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement.

                All Shared Appreciation Participation under this Section III, Paragraph B(ii) shall be due and payable to KIP on the date of the


   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   3

  Refinancing of the Project.


           (iii) On the Maturity Date of the First Mortgage Loan under the First Mortgage Loan Documents or the Accelerated Maturity Date under the Subordinated Loan Documents, Borrower shall pay KIP twenty-five percent ( 25%) of the difference resulting from the "Value" of the Project less

               (a) the unpaid principal balance of the First Mortgage Loan;
               (b) accrued  and unpaid management fees due the Borrower or any
                   Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement; and
               (c) accrued and unpaid  operating advances due the  Borrower or any Affiliate of the Borrower as described more fully in Sections IV and V of this Modification Agreement.

               "Value" shall be determined by an appraisal of the Project, prepared at least sixty (60) days prior to the Maturity Date or the Accelerated Maturity Date. The appraisal shall be prepared by a qualified M.A.I. appraiser selected by the Maker from a list of three M.A.I. appraisers selected by the Holder. The determination of appraised value shall be based, in part, upon the assumption that the rental income from or with respect to the Project is based on the then prevailing market rates for comparable rental space in the same vicinity of the Project even if the actual rent then being paid by lessees is more or less. The appraisal shall specify:

               (a) The Value of  the Project assuming the  First Mortgage Loan may be assumed by a purchaser of the Project without financing charge or expenses imposed by the Holder of the First Mortgage in connection with such assumption (other than fees permitted by the Secretary of HUD for approving a transfer of physical assets); and
               (b) the  Value of the Project assuming  the First Mortgage Loan may not be assumed.

               The Value established under (a) above may be utilized only if the Holder has not elected to direct the First Mortgagee to declare the principal sum owing with respect to the First Mortgage Loan to be due and payable.

               In the event the Maker does not agree with the appraisal, the Maker must notify the Holder within three (3) business days after receipt thereof, and it may arrange for another appraisal of the Project by a qualified M.A.I. appraiser, which appraisal must be completed within thirty
  (30) days of receipt of the first appraisal.

               In the event the Holder does not agree with the appraisal which is obtained by the Maker, and the Holder and the Maker are unable to agree upon the Value, the Holder must notify the Maker within three (3) business cays after the receipt thereof, and the Holder may arrange for another appraisal of the Project by a qualified M.A.I. appraiser to be selected jointly by the two appraisers who made the prior appraisals, which appraisals must be completed within thirty (30) days. The Value established pursuant to this third appraisal shall be binding upon the Maker and the Holder.



   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   4

               The cost of all appraisals shall be borne by the Maker.

               Any such  Shared Appreciation Participation  earned under  this
  Section II, Paragraph B(iii) shall be payable to KIP on the earlier of the Accelerated Maturity Date or the Maturity Date.

       C. Notwithstanding the foregoing, in the event of a default by the Borrower under the Subordinated Loan Documents, and upon KIP's election, in its sole discretion, to accelerate all amounts owing under this Agreement, KIP shall obtain the appraisal described in Section III, Paragraph B(iii) above within one hundred twenty (120) days after KIP's election to accelerate and the Shared Appreciation Participation, if any, owing to KIP as a result of such appraisal shall be due and payable within ten (10) days after a copy of the completed appraisal is delivered to Borrower.

       D. Notwithstanding the provisions contained in this Section III of this Modification Agreement for the payments of Shared Participation, on
  (i) the date of the Sale of the Project; (ii) the date of a Refinancing of the Project; or (iii) the Maturity Date under the First Mortgage Loan Documents or the Accelerated Maturity Date under the Subordinated Loan Documents, the Borrower expressly understands and agrees to pay to KIP all Shared Participation which has accrued, but has not been paid, and, if the Secretary of HUD or his successors or assigns is no longer the coinsurer of the First Mortgage Note, the principal and accrued interest thereunder.

  IV. Affiliate Advances, Loans and Unpaid Management Fees. Due to the Project's financial difficulties, the Borrower, through various affiliates, has advanced funds for operations. As of the Project's December 31, 1995 Audited Financial Statements, the Borrower is carrying a total of $624,095 in liabilities due to affiliates, including Eurodevelopment Corporation ("EDC"), the Borrower's general partner; CASCH, S.A., an affiliate of the Borrower's general partner; and Sundance Associates I, LTD, the ownership entity of the companion phase of the Project (together collectively, "Affiliates"). These liabilities are comprised of the following.

       A.  Advances made by Borrower after First Mortgage Loan closing:
           Loan Payable to EDC                                         $20,000
           Payable for Payroll Share to EDC                                $23
           Loan Payable to Sundance Associates I                        35,000
           Payable for Payroll Share to Sundance Associates I           21,971

       B.  Accrued and Unpaid Management Fees:
           Payable for Management Fees to EDC                          146,084

       C. Advances made by Borrower affiliate after First Mortgage Loan closing (see Exhibit B):
           1991 through 1995 Payable for Advances from CASCH, S.A.     120,766

       D. Advances made by Borrower affiliate prior to First Mortgage Loan closing (see Exhibit B):
           1989 Loan and accrued Interest thereon to CASCH, S.A.       182,400
           1989 Payable for Advances from CASCH, S.A.                   98,278

       Should the Project fail to generate sufficient funds to meet all the Project's operating expenses and its First Mortgage Loan debt service, and it is necessary for the Borrower or its Affiliates to advance funds in addition to the amounts listed immediately above in this Section IV,


   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   5

  Paragraphs A, B and C, Borrower is required to notify KIP as to the purpose, the amount, and the source of each such advance of additional funds.


  V. Repayment of Affiliate Advances, Loans and Unpaid Management Fees. Borrower agrees to abide by the following.

       A. Prior to the payment in full of the First Mortgage Loan, any reduction in liabilities due an Affiliate shall be limited to reimbursements for liabilities listed above in Section IV as they made be adjusted in amount from time to time for previous reductions or subsequent increases. Such liabilities may be repaid out of funds generated by the Project in excess of First Mortgage Loan debt service payments and Project expenses in any fiscal year in which such funds are available. KIP acknowledges that the repayment of these specified liabilities may be made prior to any calculation of Surplus Cash.

       B. In the event of a Sale of the Project, Refinancing of the Project, or on the Maturity Date under the First Mortgage Loan Documents or the Accelerated Maturity Date under the Subordinated Loan Documents, any reimbursement of outstanding liabilities due the Borrower or any Affiliate used in the determination of (a) Net Sale Proceeds under Paragraph III,
  Section 1 B (i), (b) Net Refinancing Proceeds under Section III, Paragraph 1 B (ii), or (c) the calculation specified in Section III, Paragraph 1 B
  (iii) of this Modification Agreement shall be limited to those liabilities listed in Section IV of this Modification Agreement.


  VI.  Other Deletions and Substitutions.

       A.  References to "Additional Interest" in Sections  3, 4 and 5 of  the
  Subordinated  Note  shall be  deleted.    "Shared  Participation"  as it  is
  defined in  Section III of this Modification Agreement shall be inserted.

       B.  Reference to net  proceeds of a Sale of the  Project in Section 4 B
  (iii)  of the Subordinated  Note   shall take the  meaning expressed in this
  Modification Agreement in Section III, Paragraph B (i).

       C. Reference to net proceeds of a refinancing in Section 4 B (iv) of the Subordinated Note shall take the meaning expressed in this Modification Agreement in Section III, Paragraph B (ii).

       D. The last two full sentences in Section 4 B of the Subordinated Note shall be deleted in their entirety.

       E. Sections 4 D and 4 E of the Subordinated Note shall be deleted in their entirety.

  VII.     Notice Requirements.

       A. All notices and other communications required or permitted under this Modification Agreement shall be in writing and, if mailed by prepaid United States first-class, certified mail, return receipt requested, at any time other than a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to be received on the earlier of the date shown on the return receipt or three (3) business days after the post-


   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   6
  marked day thereof. In addition, notices hereunder may be delivered by hand or by overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Modification Agreement shall be given to the parties hereto at the following addresses:


               If to the Borrower:

               Sundance Associates II, LTD
               3162 Commodore Plaza, No. 2
               Coconut Grove, Florida  33133
               Attention:  Mr. Jose Camprubi

               If to KIP:

               Berkshire Mortgage Finance Corporation
               Harbor Plaza
               470 Atlantic Avenue
               Boston, Massachusetts  02210
               Attention:  Ms. Peggy DeMuth

               with a copy to:

               Powell, Goldstein, Frazer & Murphy
               Suite 600
               1001 Pennsylvania Avenue, NW
               Washington, D.C.  20004
               Attention:  George L. Daves, Esquire

       B. Any party hereto may change the address to which notices shall be directed under this Section V by giving ten (10) days written notice of such change to the other parties.

  VIII. Loan Documents Not Impaired. Except as expressly set forth herein with respect to the Subordinated Note, the agreements set forth herein are not intended to affect or alter the obligations of Borrower under the First Mortgage Loan Documents or the Subordinated Loan Documents and this Modification Agreement shall not be construed as a novation, renegotiation or release under any of these documents.

  IX. Representations of Borrower. Borrower hereby acknowledges and confirms with KIP that:

       A. Borrower has no offsets, counterclaims or defenses with respect to the obligations under the First Mortgage Loan Documents or the Subordinated Loan Documents and to the extent that Borrower has any offsets, counterclaims or defenses with respect to the obligations thereunder, Borrower hereby waives and releases such offsets, counterclaims and defenses.

       B. Borrower ratifies and affirms all obligations under the First Mortgage Loan Documents and Subordinated Loan Documents.

       C. Except for the matters expressly set forth herein, Borrower hereby releases and forever discharges KIP and all its directors, officers, employees, administrators, agents, subsidiaries, affiliates, appraisers,


   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   7
  inspectors, accountants, attorneys, successors and assigns from any and all present existing causes of action, demands, claims, debts, accounts, liabilities, costs, expenses, contract, promises, agreements, and damages whatsoever (hereinafter referred to individually and collectively as the "Claims") which relate to the First Mortgage Loan Documents and the Subordinated Loan Documents and also including without limitation any and all Claims arising out of or relating to the exercise by KIP of any rights pursuant thereto.

  X.   Representation  of  KIP.   KIP  hereby  acknowledges that  all  payment
  obligations identified in this Modification Agreement, First Mortgage Loan Documents and the Subordinated Loan Documents are nonrecourse.

  XI.  Binding  Effect.    The  terms  and  provisions  of  this  Modification
  Agreement shall be binding upon the parties hereto and their heirs, successors and assigns.

  XII. Governing Law. This Modification Agreement shall be construed under the laws of the state in which the Project is located and if any provisions of this Modification Agreement are held by a court of competent jurisdiction to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceablility of the other provisions of this Modification Agreement.

       IN WITNESS WHEREOF, the undersigned parties have caused this instrument to be executed as the of day, month and year first written above.


  KIP:

  Krupp  Insured  Plus  - III  Limited
  Partnership, a Massachusetts limited
  partnership

  By:  Krupp   Plus    Corporation,   a
  general partner


       By:

           Ronald Halpern
       Its:    Senior Vice President        Borrower:

                                            Sundance   Associates  II,   LTD,  a
                                            Florida limited partnership

                                            By:  Eurodevelopment  Corporation,
                                                 a Florida  corporation, a
                                                 general partner

                                                 By:

                                                     Jose Camprubi
                                                 Its:    President


















   Modification Agreement
   May 19, 1996
   A:\051996.WPD
   8